Exhibit 99.4

Execution Version

Share Transfer Agreement

This Share Transfer Agreement (the “Agreement”), entered into on 08 April 2019 sets out the terms and conditions upon which Zhejiang Sunward Fishery Restaurant Group Share Co., Ltd (the “Transferor”), being a company duly registered under the laws of the People’s Republic of China and having its registered address at No. 236, Caihong South Road, Jiangdong, Ningbo, China, will transfer certain shares held by it to Haohan Xu (the “Transferee”), whose address is 12 East 49 Street, 17th Floor, New York, NY, US 10017 (each, a “Party” together, the “Parties”).

RECITALS

This Agreement is for the purchase by the Transferee of certain number of ordinary shares of JMU Limited (NASDAQ: JMU) (“the Company”) held by the Transferor.

WHEREAS, the Transferor is the registered proprietor of those shares or stocks set out in Schedule A (the “Shares”);

WHEREAS, the Transferor is desirous of transferring the Shares to the Transferee on such terms as are set out throughout this Agreement; and

WHEREAS, the Transferee for his part is desirous of acquiring the Shares on such terms as are set out in this Agreement.

NOW, THEREFORE, IT IS HEREBY AGREED as follows:

1.	TRANSFER OF SHARES

It is agreed that:

1.1.	the Transferor transfers absolutely all title over the Shares to the Transferee in consideration of that amount set out in clause 2.

1.2.	the transfer is absolute and includes all rights and obligations connected to the Shares including but not limited to all rights to dividends, capital and voting rights and for avoidance of doubt any dividends which are due but not yet paid will become due and be paid to the Transferee.

1.3.	the transfer is effective on the execution of this Agreement and payment of the amount set out in clause 2.

2.	TRANSFER PRICE It is agreed that the Shares shall be transferred for the purchase price as set out in Schedule A.

3.	COST OF TRANSFER It is agreed that the cost of registering the transfer of the Shares (if any) will be borne by the Transferee.

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4.	DELIVERY The Transferor shall deliver to the Transferee documentation representing the legal transfer of the Shares to the Transferee under this Agreement. Such documentation shall be in form and substance reasonably acceptable to the Transferee.

5.	EFFECT OF LACK OF FORMALITY It is agreed that should the envisaged transfer of Shares fail to be effective due to a lack of formality (including but not limited to a failure to register the transfer correctly in the registers of the company or due to a refusal by the directors of the company whose Shares are being transferred) then the effect shall be the transfer of all beneficial interest in the Shares to the Transferee by the creation of a trust in favor of the Transferee as beneficiary in which the Shares comprise the subject, and the Transferor is the trustee.

6.	WARRANTIES AND INDEMNITIES It is agreed that:

6.1	The Transferor warrants that he has the legal, full and effective ownership and right to the Shares and is absolutely entitled to all of their benefit.

6.2	The Transferor warrants that he is not acting as a nominee or trustee and that no other rights exist in connection with the Shares.

6.3	The Transferor warrants that no charge or other obligation exists over the Shares whether or not registered and they are free of all liens, claim, restriction upon transfer, mortgage, pledge, security interest, option, right of first refusal, co-sale right, community, property interest, charges or any agreement to provide any of the foregoing or other encumbrances of any kind.

6.4	Each Party hereby declares that they have all necessary powers and approvals to enter into this Agreement.

6.5	Each Party hereby declares that they are not aware of any matter within their control which might have any negative or adverse effect upon the performance of their obligations under this Agreement.

6.6	The rights, benefits, liabilities and responsibilities contained within the terms of this Agreement can be assigned by any Party with the prior written agreement of the other Party.

6.7	Any delay or failure to enforce the terms of this Agreement and any delay to act on a breach of its term by any party does not constitute a waiver of those rights.

6.8	Each Party hereby warrants that they will not do any action which might harm, hinder or negatively affect the duties of the other Party set out within this Agreement.

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6.9	Unless it is clear from the wording of a clause and with regard to the whole of this Agreement that a specific clause is intended to mean otherwise, then: any words which are in the singular only will be deemed to include the plural (and vice versa) and any words denoted in a specific gender will be deemed to include all genders and any terms which denote any form of person or people shall be deemed to include both legal persons (such as companies) as well as natural person (and vice versa).

6.10	In the event that any clause (or any part of any clause) shall be deemed to be illegal or invalid by a competent court or other legal authority then this shall have the effect of invalidity and striking out only that clause (or any part of any clause) only and shall not invalidate this Agreement in its entirety.

6.11	This Agreement can be executed either in one original or in more than one counterpart.

6.12	The Transferor hereby irrevocably indemnifies and agrees to keep indemnified and hold harmless the Transferee against any and all losses howsoever caused arising from a breach of the warranties or other terms of this Agreement.

7.	ENTIRE AGREEMENT AND AMENDMENT This Agreement represents the entire understanding of the Parties with respect to the subject matter hereof and supersedes all previous understandings, written or oral. This Agreement may only be amended with the written consent of the Transferor (or the due successors of the Transferor) and the Transferee (or the due successors of the Transferor).

8.	SUCCESSORS AND ASSIGNS This Agreement and the rights and obligations therein may not be assigned or transferred by any Party without the prior written consent of the other Party.

9.	CONFIDENTIALITY Except as may be required by law, neither of the Parties shall disclose to any third party the terms and conditions of this Agreement or the transactions contemplated hereby without prior approval by the other Party; provided, however, that any Party may disclose the terms and conditions of this Agreement or the transactions contemplated hereby to the Party’s lenders, investors, partners and advisors and to bona fide prospective lenders, investors, partners and advisors, in each case only after such persons or entities have undertaken appropriate nondisclosure obligations. In the event of disclosure required by law or court ruling, the disclosing Party shall use all reasonable efforts and provide all reasonable cooperation to obtain confidential treatment of the materials or a protective order.

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10.	NOTICES All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the Party to be notified, (ii) when sent by confirmed electronic mail if sent during normal business hours of the recipient, and if not so confirmed, then on the next business day, (iii) five (5) days after having been delivered by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) day after delivery by an internationally recognized overnight courier, specifying next day delivery, with written verification of receipt.

Transferor

Zhejiang Sunward Fishery Restaurant Group Share Co., Ltd

Address: No. 236, Caihong South Road, Jiangdong, Ningbo, China

Transferee

Haohan Xu

Address: 12 East 49 Street, 17th Floor, New York, NY, US 10017

11.	GOVERNING LAW, DISPUTES AND ARBITRATION It is agreed that:

11.1	This Agreement is made under the exclusive jurisdiction of the laws of the State of New York without regard to the principles of conflicts of law thereof.

11.2	Any dispute, controversy, difference or claim arising out of or relating to this Agreement, including the existence, validity, interpretation, performance, breach or termination thereof or any dispute regarding non-contractual obligations arising out of or relating to it shall be referred to and finally resolved by arbitration administered by the Hong Kong International Arbitration Centre (HKIAC) under the HKIAC Administered Arbitration Rules in force when the Notice of Arbitration is submitted.

12.	COUNTERPARTS This Agreement may be executed in counterparts, each of which shall be deemed as an original, but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, each of the Parties has executed this Agreement:

Zhejiang Sunward Fishery Restaurant Group Share Co., Ltd

Name:
Title:

Haohan Xu

Name:
Title:

Signature page of Share Transfer Agreement

Schedule A

Number of Shares	Class of Shares	%Paid Up	Per Share Purchase Price		Total Purchase Price
158,219,624	Ordinary	100%	USD	0.00056	USD	88,603

Schedule A